Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES THIRD QUARTER 2017 RESULTS

DALLAS--(BUSINESS WIRE)—November 6, 2017-- Kosmos Energy Ltd. (“Kosmos”) (NYSE: KOS) announced today financial and operating results for the third quarter of 2017. For the third quarter of 2017, the Company generated a net loss of $63.4 million, or $0.16 per diluted share as compared to net loss of $59.8 million or $0.15 per diluted share in the same period last year. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net loss(1) of $36.9 million or $0.09 per diluted share for the third quarter of 2017.

“Over the first nine months of 2017, our strong free cash flow has allowed us to reduce debt and to grow the value of our company through both organic and inorganic opportunities,” said Andrew G. Inglis, chairman and chief executive officer. “We have ramped up production at the TEN fields, progressed the Tortue project offshore Mauritania and Senegal with our partner BP, and acquired a strategic exploration and production position in Equatorial Guinea which is immediately accretive. Our exploration portfolio remains strong with four world-class prospects to be tested in Mauritania, Senegal, and Suriname over the next 12 months.”

Third quarter 2017 oil revenues were $151.2 million versus $46.6 million in the same quarter of 2016, on sales of 2.9 million barrels of oil in 2017 as compared to 0.9 million barrels in 2016. Third quarter 2017 oil revenues exclude $12.1 million of derivative settlements. Realized oil revenues, including the impact of the Company’s hedging program, were $55.57 per barrel of oil sold in the third quarter of 2017. At the end of the quarter, the Company was in a net underlift position of approximately 0.4 million barrels of oil.

Production expense for the third quarter was $39 million, or $13.33 per barrel, versus $14 million, or $14.33 per barrel, in the third quarter of 2016. The increase in total production expense was attributable to lifting two more cargoes than in the year ago quarter.

Exploration expenses totaled $37 million for the third quarter, compared to $66 million in the same period of 2016 primarily the result of lower geologic and geophysical costs. While Kosmos was carried for the Hippocampe-1 exploration well by BP, $21 million of expenses related to the drilling rig that are not eligible for reimbursement were expensed during the quarter.

Depletion and depreciation expense for the quarter was $73 million, or $25.01 per barrel. This was an increase from $18.84 per barrel in the third quarter of 2016, primarily a result of production from the TEN fields coming online, which has a higher depletion rate.

General and administrative expenses were $20 million during the third quarter, slightly less than the same period in 2016. This amount includes approximately $10 million in cash expense and $10 million in non-cash equity based compensation expense.

Third quarter results included a mark-to-market loss of $27 million related to the Company’s oil derivative contracts. At September 30, 2017, the Company’s hedging position had a total commodity net asset value of $1.6 million. As of quarter end, Kosmos had approximately 14 million barrels of oil hedged from 2017 to 2019.

Total capital expenditures in the third quarter were $61 million. In the first nine months of 2017 Kosmos spent approximately $217 million which was offset by the initial proceeds from the BP transaction of $222 million resulting in a credit to the capital budget of $5 million.

Kosmos exited the third quarter of 2017 with approximately $1.3 billion of liquidity and $890 million of net debt, including a year-to-date voluntary repayment of $250 million on our reserves-based lending facility in 2017.

Operational Update

Ghana

During the third quarter of 2017, gross sales volumes from Ghana averaged approximately 160,000 barrels of oil per day (bopd), including volumes from the Jubilee and TEN fields which averaged approximately 100,000 bopd and 60,000 bopd, respectively.

The Jubilee FPSO turret remediation project has continued to make good progress during the year. Following the spread mooring of the FPSO at its current heading in late February, optimization of the offtake procedures has allowed the Jubilee field to regularly produce in excess of 100,000 bopd. The Jubilee partners and the Government of Ghana have now agreed on the need to stabilize the turret bearing and rotate the FPSO. The operator estimates stabilization will require two shutdowns in early 2018, resulting in approximately four weeks of downtime. Planning for the rotation of the vessel to its optimal heading is ongoing, with work expected to begin around year-end 2018.

In mid-October, the partnership received approval for the Greater Jubilee Full Field Development Plan (GJFFDP) from the Government of Ghana. The approval of the GJFFDP establishes a price for gas sales and allows for drilling to resume in 2018, which is expected to increase production, extend the field production profile, and allow the Company to book additional proved reserves.

Production from TEN in the third quarter averaged approximately 60,000 bopd. In September, the Special Chamber of the International Tribunal of the Law of the Sea (ITLOS) issued its final decision in the maritime boundary dispute between the Governments of Ghana and Côte d'Ivoire. The maritime boundary delimited by the Special Chamber’s decision had no impact on the TEN field’s production or reserves or otherwise on the company’s interests in Ghana. The partnership expects to resume TEN development drilling in early 2018 to ramp up production with additional wells to the FPSO capacity of 80,000 barrels of oil per day.

Mauritania and Senegal

In August, Kosmos completed the drill stem test (DST) of the Tortue-1 well, demonstrating that the Tortue field is a world-class resource and confirming key development parameters including well deliverability, reservoir connectivity, and fluid composition. The Tortue-1 well flowed at a sustained, equipment-constrained rate of approximately 60 million cubic feet per day (MMcf/d) during the main, extended flow period, with minimal pressure drawdown, providing confidence in well designs that are each capable of producing approximately 200 MMcf/d.

In September, Kosmos closed a farm-in agreement to acquire a 15% non-operated participating interest in Block C18 offshore Mauritania.

In early November the ENSCO DS-12 drilling rig completed plugging and abandonment operations at the Hippocampe-1 location offshore Mauritania and has mobilized to the Lamantin-1 exploration well location to commence drilling operations.

Sao Tome

In August 2017, Kosmos completed the acquisition of an approximately 16,000 square kilometer proprietary 3D seismic survey. This survey is the largest ever conducted in the Company's history, and potentially the largest proprietary 3D seismic survey conducted offshore West Africa.

(1)	A Non-GAAP measure, see attached reconciliation of adjusted net income.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss third quarter 2017 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). A live webcast of the event can be accessed on the Investors page of Kosmos’ website at investors.kosmosenergy.com. The dial-in telephone number for the call is +1.877.407.3982. Callers outside the United States should dial +1.201.493.6780. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a leading independent oil and gas exploration and production company focused on frontier and emerging areas along the Atlantic Margins. Our assets include existing production and development projects offshore Ghana, large discoveries and significant further hydrocarbon exploration potential offshore Mauritania and Senegal, as well as exploration licenses with significant hydrocarbon potential offshore Suriname, Sao Tome and Principe, Morocco and Western Sahara. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos 2016 Corporate Responsibility Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss) and Adjusted net income (loss) per share are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as net income (loss) plus (i) depletion and depreciation, (ii) exploration expenses, (iii) interest and other financing costs, net, (iv) unrealized (gain) loss on commodity derivatives, (v) income tax expense, (vi) equity-based compensation, (vii) (gain) loss on sale of oil and gas properties, (viii) restructuring charges and (ix) similar other material items, which management believes affect the comparability of operating results. The Company defines adjusted net income (loss) as net income (loss) after adjusting for the impact of certain non-cash and non-recurring items, including non-cash changes in the fair value of derivative instruments, cash settlements on commodity derivatives, gain on sale of assets, and other similar non-cash and non-recurring charges, and then the non-cash and related tax impacts in the same period.

We believe that EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. Because EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share excludes some, but not all, items that affect net income, these measures as presented by us may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues and other income:
Oil and gas revenue	$151,240	$46,628	$391,035	$154,259
Other income, net	2	20,001	58,697	20,179
Total revenues and other income	151,242	66,629	449,732	174,438

Costs and expenses:
Oil and gas production	39,187	13,574	80,677	75,647
Facilities insurance modifications, net	(3,906)	5,946	(1,334)	5,946
Exploration expenses	36,983	66,238	162,679	126,498
General and administrative	20,029	21,914	50,555	59,672
Depletion and depreciation	73,490	17,838	180,909	66,031
Interest and other financing costs, net	18,478	11,066	54,729	30,268
Derivatives, net	26,864	(16,891)	(36,404)	33,752
Other expenses, net	5,037	(795)	14,233	13,768
Total costs and expenses	216,162	118,890	506,044	411,582

Loss before income taxes	(64,920)	(52,261)	(56,312)	(237,144)
Income tax expense (benefit)	(1,515)	7,502	44,401	(10,064)
Net loss	$(63,405)	$(59,763)	$(100,713)	$(227,080)

Net loss per share:
Basic	$(0.16)	$(0.15)	$(0.26)	$(0.59)
Diluted	$(0.16)	$(0.15)	$(0.26)	$(0.59)

Weighted average number of shares used to compute net loss per share:
Basic	389,058	386,026	388,114	385,130
Diluted	389,058	386,026	388,114	385,130

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	September 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$164,162	$194,057
Receivables, net	149,301	143,337
Other current assets	155,686	137,793
Total current assets	469,149	475,187

Property and equipment, net	2,258,401	2,708,892
Other non-current assets	242,898	157,386
Total assets	$2,970,448	$3,341,465

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$100,302	$220,627
Accrued liabilities	173,804	129,706
Other current liabilities	9,016	19,692
Total current liabilities	283,122	370,025

Long-term liabilities:
Long-term debt, net	1,080,352	1,321,874
Deferred tax liabilities	511,891	482,221
Other non-current liabilities	85,840	86,146
Total long-term liabilities	1,678,083	1,890,241

Total shareholders’ equity	1,009,243	1,081,199
Total liabilities and shareholders’ equity	$2,970,448	$3,341,465

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Operating activities:
Net loss	$(63,405)	$(59,763)	$(100,713)	$(227,080)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depletion, depreciation and amortization	76,042	20,389	188,563	73,684
Deferred income taxes	(8,197)	3,108	32,820	(16,821)
Unsuccessful well costs	20,910	309	24,515	2,609
Change in fair value of derivatives	33,020	(17,996)	(25,924)	37,179
Cash settlements on derivatives, net(1)	5,858	44,707	25,275	144,522
Equity-based compensation	9,616	9,229	29,945	30,391
Loss on equity method investment	4,804	—	11,230	—
Other	898	(1,711)	3,412	13,358
Changes in assets and liabilities:
Net changes in working capital	32,380	(39,817)	(94,711)	(123,465)
Net cash provided by (used in) operating activities	111,926	(41,545)	94,412	(65,623)

Investing activities:
Oil and gas assets	(57,907)	(88,552)	(100,712)	(506,256)
Other property	(185)	(402)	(1,639)	(1,003)
Proceeds from sale of assets	—	14	222,068	210
Net cash provided by (used in) investing activities	(58,092)	(88,940)	119,717	(507,049)

Financing activities:
Borrowings on long-term debt	—	125,000	—	450,000
Payments on long-term debt	(50,000)	—	(250,000)	—
Purchase of treasury stock	(171)	(132)	(2,116)	(1,930)
Net cash provided by (used in) financing activities	(50,171)	124,868	(252,116)	448,070

Net increase (decrease) in cash, cash equivalents and restricted cash	3,663	(5,617)	(37,987)	(124,602)
Cash, cash equivalents and restricted cash at beginning of period	231,545	191,877	273,195	310,862
Cash, cash equivalents and restricted cash at end of period	$235,208	$186,260	$235,208	$186,260

(1)
Cash settlements on commodity hedges were $12.1 million and $44.7 million for the three months ended September 30, 2017 and 2016, respectively, and $36.4 million and $146.5 million for the nine months ended September 30, 2017 and 2016.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

					Twelve Months
	Three Months Ended		Nine Months Ended		Ended
	September 30,		September 30,		September 30,
	2017	2016	2017	2016	2017
Net loss	$(63,405)	$(59,763)	$(100,713)	$(227,080)	$(157,413)
Exploration expenses	36,983	66,238	162,679	126,498	238,461
Facilities insurance modifications, net	(3,906)	5,946	(1,334)	5,946	7,681
Depletion and depreciation	73,490	17,838	180,909	66,031	255,282
Equity-based compensation	9,616	9,229	29,945	30,391	39,638
Derivatives, net	26,864	(16,891)	(36,404)	33,752	(22,135)
Cash settlements on commodity derivatives	12,078	44,748	36,426	146,514	77,862
Inventory impairment and other	(501)	(3,047)	(417)	10,997	(696)
Disputed charges and related costs	821	1,826	3,260	1,826	12,733
Loss on equity method investment	4,804	—	11,230	—	11,230
Interest and other financing costs, net	18,478	11,066	54,729	30,268	68,608
Income tax expense (benefit)	(1,515)	7,502	44,401	(10,064)	43,681
EBITDAX	$113,807	$84,692	$384,711	$215,079	$574,932

Adjusted Net Income
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net loss	$(63,405)	$(59,763)	$(100,713)	$(227,080)

Derivatives, net	26,864	(16,891)	(36,404)	33,752
Cash settlements on commodity derivatives	12,078	44,748	36,426	146,514
Facilities insurance modifications, net	(3,906)	5,946	(1,334)	5,946
Inventory impairment and other	(501)	(3,047)	(417)	10,997
Disputed charges and related costs	821	1,826	3,260	1,826
Loss on equity method investment	4,804	—	11,230	—
Total selected items before tax	40,160	32,582	12,761	199,035

Income tax expense on adjustments(1)	(13,630)	(9,323)	(8)	(66,769)
Adjusted net loss	$(36,875)	$(36,504)	$(87,960)	$(94,814)

Net loss per diluted share	$(0.16)	$(0.15)	$(0.26)	$(0.59)

Derivatives, net	0.07	(0.04)	(0.09)	0.09
Cash settlements on commodity derivatives	0.04	0.11	0.09	0.38
Facilities insurance modifications, net	(0.01)	0.01	—	0.02
Inventory impairment and other	—	—	—	0.03
Disputed charges and related costs	—	—	0.01	—
Loss on equity method investment	0.01	—	0.02	—
Total selected items before tax	0.11	0.08	0.03	0.52

Income tax expense on adjustments(1)	(0.04)	(0.02)	0.00	(0.18)
Adjusted net loss per diluted share	$(0.09)	$(0.09)	$(0.23)	$(0.25)

Weighted average number of diluted shares	389,058	386,026	388,114	385,130

(1)	Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rate for Ghana is 35%.

Oil Revenue Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net Oil Volume Sold (MMBbls)	2.939	0.947	7.830	3.791

Oil revenue	$151,240	$46,628	$391,035	$154,259
Cash settlements on commodity derivatives	12,078	44,748	36,426	146,514
Realized oil revenue	$163,318	$91,376	$427,461	$300,773

Per Barrel:
Oil revenue	$51.46	$49.24	$49.94	$40.69
Cash settlements on commodity derivatives	4.11	47.25	4.65	38.65
Realized oil revenue	$55.57	$96.49	$54.59	$79.34

Underlifted by approximately 425 thousand barrels as of September 30, 2017.

Hedging Summary
As of September 30, 2017(1)
(Unaudited)

	Volume	Floor(2)	Short Put	Ceiling	Long Call
	(MMBbls)
2017 :
Swaps with puts/calls	0.503	$72.50	$55.00	$—	$90.00
Swaps with puts	0.503	$64.95	$50.00	$—	$—
Three-way collars	1.006	$45.00	$30.00	$60.00	$—

2018 :
Three-way collars	2.913	$56.57	$41.57	$65.90	$—
Four-way collars	3.000	$50.00	$40.00	$61.33	$70.00
Swaps	1.000	$57.25
Swaps with puts	4.000	$56.14	$42.50

2019 :
Three-way collars	4.500	$50.00	$40.00	$62.78	$—

(1)	Please see the Company’s filed 10-Q for full disclosure on hedging material. Includes hedging position as of September 30, 2017 and hedges added since quarter-end.

(2)	“Floor” represents floor price for collars or swaps and strike price for purchased puts.

Note: Excludes 0.5 MMBbls of sold (short) calls with a strike price of $85.00/Bbl in 2017, 2.0 MMBbls of sold (short) calls with a strike price of $65.00/Bbl in 2018, and 0.9 MMBbls of sold (short) calls with a strike price of $80.00/Bbl in 2019.

Source: Kosmos Energy Ltd.

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